Exhibit 5.1

July 25, 2023

Dolphin Entertainment, Inc.

150 Alhambra Circle, Suite 1200

Coral Gables, FL 33134

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), which is being filed today with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of $100,000,000 of shares (the “Shares”) of common stock, $0.015 par value per share, of Dolphin Entertainment, Inc., a Florida corporation (the “Company”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Florida Business Corporation Act, including the applicable provisions of the Florida Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP